Exhibit 99.1

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

Tim Knavish elected PPG Chairman and CEO; Michael McGarry to retire as Executive Chairman

PITTSBURGH, September 26, 2023 – PPG (NYSE:PPG) today announced that its Board of Directors has unanimously elected PPG president and chief executive officer (CEO), Tim Knavish, 58, as chair of the company’s Board of Directors and CEO, effective Oct. 1, 2023. Knavish succeeds Michael McGarry, 65, who served as chairman and CEO from 2016 to 2022 and is retiring as executive chairman, also effective Oct. 1, 2023.

“On behalf of the PPG board of directors, we want to congratulate Tim and recognize the significant contributions Michael has made in leading PPG through some of the most challenging periods in its 140-year history,” said Hugh Grant, PPG independent lead director and retired chairman and chief executive officer, Monsanto Company. “Michael’s leadership has made a significant impact on expanding the company’s portfolio and reach in key growth markets, strengthened PPG’s position, and set the company on a solid path for future growth and success. We wish him the very best. As we look ahead, the board fully supports Tim and the entire PPG team as they work to achieve future growth and increased value for our shareholders.

“After a thoughtful and deliberative process, the board of directors agreed that appointing Tim as chair and CEO enhances the alignment between PPG management and the Board in implementing PPG’s enterprise growth strategy. Tim has an intimate knowledge of the business, can quickly identify and implement strategic priorities, and has demonstrated the ability to serve as an effective bridge between the Board and management,” added Grant.

Knavish joined PPG in 1987 at PPG’s global headquarters in Pittsburgh and he has held roles of increasing responsibility during his 36 years with the Company. Knavish has served in his current role as president and CEO since Jan. 1, 2023 and previously served as chief operating officer beginning in March 2022. Prior to being named chief operating officer, Knavish was executive vice president beginning in October 2019.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $17.7 billion in 2022. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

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